                                                                   Exhibit 10.20

                        DIRECTOR EMERITUS PLAN AGREEMENT
                            AND CONSULTING AGREEMENT

This Director Emeritus and Consulting Agreement ("Agreement") is made as of the 22nd day of January, 2002 by and between INDYMAC, BANCORP., a Delaware corporation, for itself and on behalf of its affiliates (hereafter "IndyMac"), and Thomas J. Kearns ("Consultant").

                                    RECITALS

Consultant has been a Director for IndyMac for eleven years and is retiring from the Board, effective January 21, 2002. IndyMac desires to allow Consultant to participate in its Director Emeritus program and retain the services of Consultant on a consulting basis, and Consultant desires to render such services on the terms and conditions set forth below.

1.       DIRECTOR EMERITUS PROGRAM

1.1 PAYMENT FOR DIRECTOR EMERITUS PARTICIPANT. Consultant is hereby deemed to be a Director Emeritus, eligible to participate in the Director Emeritus Plan. Based upon Consultant's 11 years of service, Consultant shall be eligible for an annual payment of 70% of the directors' fees earned by Consultant during the 12 month period preceding Consultant's retirement. Therefore, Consultant shall be paid $42,000 on an annual basis, on or before February 28 of each year, until Consultant's death, pursuant to the terms of the Director Emeritus Plan document. Consultant's participation in the Director Emeritus Plan shall be subject to the provisions of the Director's Retirement Plan, Master Plan Document, dated July 1, 1995.

1.2 COMPETITORS. Consultant agrees that, for such time as he is serving as Director Emeritus, he will not compete in any manner with the IndyMac and will refrain from becoming affiliated with or from supplying any information or materials to any competitor of IndyMac. If Consultant violates this provision or Section 5 hereof, IndyMac's obligation to make the payments set forth in Section 1.1 shall immediately terminate.

2.       CONSULTING SERVICES

2.1 DESCRIPTION OF SERVICES - SCOPE OF WORK. Consultant has performed or shall perform those services set forth in Exhibit A hereto ("Services"). In the performance of Services hereunder, Consultant shall report progress to the Board of Directors.

2.2 QUALITY OF SERVICES. Consultant warrants and represents that all Services shall be (i) performed in a professional and business-like manner; (ii) performed in compliance with all applicable federal, state and local laws, regulations and requirements; and (iii) performed in accordance with IndyMac's requirements as set forth in Exhibit A hereto, including, but not limited to, IndyMac's business process and technical requirements.

2.3 NONEXCLUSIVE. Consultant is not required to devote his/hers services to IndyMac exclusively, and Consultant is not precluded from engaging in any other business activity during the term of this Agreement, provided that such activity does not compete directly with IndyMac.

2.4 WORK LOCATION. Consultant is not required to perform Services on IndyMac's premises. However, IndyMac may provide Consultant with limited work space and equipment to assist Consultant in the performance of the Services.

2.5 FEE FOR SERVICES. As compensation for the Services to be rendered hereunder, IndyMac shall pay Consultant that amount set forth in Exhibit B hereto.

2.6 REIMBURSEMENT FOR EXPENSES. IndyMac shall not be responsible for or reimburse Consultant for any expenses incurred by Consultant in the performance of the Services unless otherwise agreed to in writing by IndyMac.

2.7 PAYMENT. Consultant shall be paid annually, on or before December 31st. IndyMac shall be entitled to deduct from any amounts owed by IndyMac to Consultant any and all amounts owed by Consultant to IndyMac.

3.       RELATIONSHIP OF PARTIES

3.1 INDEPENDENT CONSULTANT STATUS. Consultant is an independent Consultant and not an employee, agent or partner of IndyMac. Nothing contained herein shall be deemed to create any relationship between the parties other than that of principal and independent Consultant. Consultant shall dictate the manner in which the Services are performed, provided that such Services are completed in a satisfactory and timely manner. Further, Consultant shall have no right, power or authority to create any contract or obligation, express or implied, on behalf of, in the name of or binding on IndyMac.

3.2 TAXES AND INSURANCE. Consultant is responsible for the payment of all payroll taxes, whether federal, state or local, including, but not limited to, income taxes, Social Security taxes, unemployment compensation taxes, and any other fees, charges, licenses or other payments required by law. Consultant shall be responsible for maintaining, at his/her sole cost, any insurance coverage, including workers' compensation and unemployment insurance, which may be applicable to Consultant in the performance of Services. Consultant shall not claim benefits from IndyMac under applicable unemployment or workers' compensation laws upon termination of this Agreement or for any injury sustained by Consultant while performing services for IndyMac.

4.       CONFIDENTIALITY AND OWNERSHIP OF INVENTIONS

4.1 COVENANT OF NONDISCLOSURE. In connection with the performance of Services, Consultant may have learned or may learn trade secrets and other proprietary information relating to the business of IndyMac ("Confidential Information"). Such Confidential Information includes, but is not limited to, secret processes, plans, devices, products, computer programs and other tangible and intangible property relating to the business of IndyMac; all information contained in documents designated as "Confidential" by IndyMac; IndyMac's customer lists, supplier lists, marketing strategies and other trade secrets; all other documents and information related to IndyMac's financial, organizational and commercial operation; and any written report or document produced by Consultant relating to the business of IndyMac. Consultant shall hold and maintain Confidential Information in the strictest confidence and in trust for the sole and exclusive benefit of IndyMac. Consultant shall not use Confidential Information for his/her own benefit, publish or otherwise disclose Confidential Information to others, or permit use of Confidential Information by others for their benefit or to the detriment of IndyMac. Either upon demand of IndyMac or upon the termination of this Agreement, Consultant shall immediately return to IndyMac all Confidential Information in his/her possession, as well as any and all records, notes, and other written, printed, or tangible materials pertaining thereto.

4.2 OWNERSHIP OF INVENTIONS. All ideas, inventions, improvements and materials created or conceived by Consultant, solely or jointly with others, during or after performing consulting services for IndyMac and that are made through the use of any Confidential Information or any equipment, facilities, supplies, or other resources of IndyMac ("Inventions"), are and shall be the sole and exclusive property of IndyMac. Consultant hereby assigns to IndyMac all right, title and interest he/she may have in and to such Inventions and any patents, copyrights, trademarks or other proprietary rights based thereon. Consultant irrevocably designates and appoints IndyMac, and each of its duly authorized officers and agents, as his/her agent and attorney-in-fact to execute and to file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights, trademarks and other proprietary rights with the same force and effect as if executed and delivered by Consultant. In connection with the foregoing, Consultant shall execute the Confidential Information and Ownership of Inventions Agreement attached as Exhibit C hereto.

4.3 COMPUTER SYSTEMS ACCESS. If Consultant has been or is required to access IndyMac's computer systems in order to perform Services hereunder, Consultant agrees that he/she has and will (i) use only the log-in identification assigned by IndyMac, (ii) correctly and completely log-off the system immediately upon completion of each session of Service, (iii) not allow any other person to use the assigned log-in identification or improperly access IndyMac's systems,
         (iv) keep the assigned log-in identification and all other information enabling such access strictly confidential, (v) not access any IndyMac systems or data other than that which is specifically authorized, and
         (vi) not intentionally spread viruses or other malicious computer code to IndyMac's computer systems.

4.4 INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. Consultant warrants and represents that he/she has not and shall not infringe upon or violate the intellectual property or other proprietary rights of any third party in its performance of services hereunder.

4.5 RELIEF IN CASE OF BREACH. Consultant understands and acknowledges that any use, disclosure or misappropriation of Confidential Information or Inventions in violation of this Agreement will cause IndyMac irreparable harm, the amount of which may be difficult to ascertain. Consultant agrees that IndyMac shall have the right to an order restraining any actual or threatened use, disclosure or misappropriation of Confidential Information and/or Inventions and to apply for such other relief as IndyMac shall deem appropriate. Such right of IndyMac is to be in addition to all of the remedies otherwise available to it at law or in equity.

5. INDEMNITY. Consultant hereby agrees to indemnify and defend IndyMac against any and all losses, damages, claims, or expenses incurred or suffered, either directly or indirectly, by IndyMac or its directors, employees or agents, including reasonable attorneys' fees and costs, arising out of or relating to (i) any act or omission on the part of Consultant; (ii) Consultant's breach of any provision of this Agreement, (iii) Consultant's use, disclosure or misappropriation of any Confidential Information or Invention, or (iv) a determination by any court, tribunal or agency that an employment relationship has or will be established by the performance of this Agreement.

6.       TERM AND TERMINATION

6.1 TERM. This Agreement shall commence on January 22, 2002, and shall continue in full force and effect until January 21, 2004, unless terminated earlier in accordance with its terms or extended by written agreement between the parties.

6.2 TERMINATION FOR BREACH. This Agreement may terminate upon breach by either party if the breaching party fails to cure such breach within ten (10) days of written notice to do so. If such breach is incapable of being cured, this Agreement may terminate immediately upon receipt by the breaching party of written notice of termination.

6.3 SURVIVABILITY. The termination or expiration of this Agreement shall not affect Consultant's obligations under Article 4 above.

7.       GENERAL

7.1 ENTIRE AGREEMENT. This Agreement is the final and exclusive statement of all agreements and understandings between the parties with respect to the subject matter described herein. There are no other agreements, representations, warranties or conditions other than those contained herein.

7.2 AMENDMENTS. No change, modification or alteration of this Agreement shall be effective unless in writing and signed by both parties.

7.3 ASSIGNMENT. Neither party may assign its rights and/or obligations hereunder without the prior written consent of the other party.

7.4 WAIVER. No waiver of any provision of this Agreement or of the rights and obligations of the parties shall be effective unless in writing and signed by the party waiving compliance. Any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

7.5 SEVERABILITY. If any term, clause or provision of this Agreement shall be deemed invalid or unenforceable for any reason, the remainder of this Agreement shall remain valid and enforceable in accordance with its terms.

7.6 CONSTRUCTION. This Agreement is the product of the efforts of both parties and shall not be interpreted in favor of or against either IndyMac or Consultant merely because of its effort in preparing it.

7.7 AGREEMENT TO ARBITRATE CLAIMS. Upon written request by either party, that is submitted according to the applicable rules for arbitration, any claim, demand or cause of action, which arises out of or is related to this Agreement, (collectively

         "Claims"), shall be resolved by binding arbitration in the County of Los Angeles, California, in accordance with (i) the Federal Arbitration Act; (ii) the Code of Procedure ("Code") of the National Arbitration Forum ("NAF") and (iii) this Agreement, which shall control any inconsistency between it and the Code. Notwithstanding the foregoing, claims for injunctive or other relief for intellectual property violations, unfair competition and/or the use or unauthorized disclosure of trade secrets, Inventions or other Confidential Information shall be excluded from this agreement to arbitrate ("Excluded Claims"). The NAF shall provide each party with a list of arbitrators and each party shall have the right to strike one name. The number of arbitrators on the list will be the number of parties plus one. The decision of an arbitrator on any Claims submitted to arbitration shall follow applicable substantive law and be in writing setting forth the findings of fact and law and the reasons supporting the decision. Such decision shall be final and binding upon the parties, subject to the right of appeal described below. Judgment upon any arbitration award may be entered in any court having jurisdiction. The arbitrator has exclusive authority to resolve any dispute relating to the applicability or enforceability of this Agreement, including the provisions of this section. Either party shall have the right to appeal to the appropriate court any errors of law in the decision rendered by the arbitrator. After a demand for arbitration is made, each party may conduct a limited number of depositions (including the production of documents) by mutual agreement or as permitted by the arbitrator. Excluded Claims shall be governed and interpreted in accordance with the laws of the State of California and shall be adjudicated in the appropriate state or Federal court in Los Angeles County.

7.8 ATTORNEYS' FEES. If any claim, legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of a dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that claim, action or proceeding, in addition to any other relief to which such party may be entitled.

7.9 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given on the date of service, or on the third day after mailing by United States mail, registered or certified, postage pre-paid and properly addressed, as follows:

         CONSULTANT:                                 INDYMAC:
         Thomas J. Kearns                            IndyMac, Inc.
         4 Jocum Avenue                              General Counsel
         Larchmont, New York 10538                   155 N. Lake Avenue
                                                     Pasadena, CA   91101

7.10 HEADINGS, RECITALS, AND EXHIBITS. The headings of the articles and sections of this Agreement are included for convenience only, and shall not affect the construction or interpretation of its provisions. The Recitals and Exhibits attached hereto are incorporated herein by reference.

7.11 ADVICE OF COUNSEL. Each party has been given an opportunity to consult with independent counsel of its choice prior to executing this Agreement. Each party is advised and encouraged not to execute this Agreement without first consulting with counsel.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

CONSULTANT                                         INDYMAC BANCORP, INC.

By: _____________________________         By: _______________________________
    Thomas J. Kearns                          Michael W. Perry, Vice Chairman
                                              & CEO

Date: ___________________________         Date: _____________________________

                                    EXHIBIT A
                     DESCRIPTION OF SERVICES - SCOPE OF WORK

Consultant Name:                    Thomas J. Kearns

Reports Progress To:                The Board of Directors

IndyMac Department:                 Office of the President

Estimated Project Time:             From: January 22, 2002 To: January 21, 2004

Description of Project: Provide written analysis to Chief Executive Officer once a year (on or before January 21) regarding IndyMac Bancorp's strategy.

                                    EXHIBIT B

                                FEE FOR SERVICES

Consultant shall be compensated $20,000 per year, payable on or before January 21, 2003 and January 21, 2004, to complete the Services described in Exhibit A.

                                    EXHIBIT C

         CONFIDENTIAL INFORMATION AND OWNERSHIP OF INVENTIONS AGREEMENT

         CAUTION: THIS AGREEMENT CREATES IMPORTANT OBLIGATIONS OF TRUST AND AFFECTS YOUR RIGHTS TO INVENTIONS WHICH YOU MAY CREATE WHILE PERFORMING CONSULTING SERVICES FOR INDYMAC.

         I, Thomas J. Kearns, acknowledge that IndyMac Bancorp, Inc. and its affiliates (together collectively referred to as "IndyMac") operate in a competitive environment and that IndyMac enhances its opportunities to succeed by establishing certain policies, including those included in this Confidential Information and Ownership of Inventions Agreement ("Agreement"). I will be performing consulting services for IndyMac either as a consultant or as an employee of an entity retained as a consultant (herein referred to as "my employer"). This Agreement is designed to make clear that while performing consulting services for IndyMac and thereafter, (i) I will maintain the confidentiality of the IndyMac's Confidential Information, as defined in Section 1(b) below; (ii) I will use IndyMac's Confidential Information for the exclusive benefit of IndyMac; (iii) Inventions, as defined in Section 2(a) below, that I create will be owned by IndyMac; (iv) my prior and continuing activities separate from IndyMac will not conflict with IndyMac's development of its Confidential Information; and (v) when my work for IndyMac as a consultant terminates, I will not use my prior position with IndyMac to the detriment of IndyMac. For the payment of good and valuable consideration, I agree to the following:

                  1.       DUTY NOT TO USE OR DISCLOSE CONFIDENTIAL INFORMATION.

                  (a) I acknowledge that IndyMac possesses and will continue to develop and acquire valuable Confidential Information, including information which I may develop or discover while performing consulting services for IndyMac. The value of that Confidential Information depends on its remaining confidential. IndyMac depends on me to maintain that confidentiality, and I accept that position of trust. I understand that the provisions of this Agreement are a material condition to my being allowed to perform consulting services for IndyMac.

                  (b) As used in this Agreement, "Confidential Information" means any trade secrets or any other material or information proprietary to IndyMac or designated as confidential by IndyMac, whether or not owned or developed by IndyMac (including information of or about its officers, directors, employees, customers, suppliers, joint venturers, licensors, licensees, distributors and other persons and entities with whom IndyMac does business or to whom IndyMac owes a duty of confidentiality), which I develop, or which I may obtain knowledge of or access to, through or as a result of my relationship with IndyMac (including information which I conceive, originate, discover or develop, in whole or in part). "Confidential Information" shall include, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or still in development): trade secrets, formulae, patterns, compilations, devices, methods, techniques, processes, designs, concepts, drawings, ideas, Inventions, specifications, discoveries, models, data, programs, software, source codes, object codes, documentation, diagrams, flow charts, research, development plans, reports, interpretations, forecasts, proposals, procedures, know-how, new product or new technology information, sales and marketing information and strategies, communications and systems information, employment records and policies, business acquisition plans and financial information, including the financial information of any IndyMac officer, director, employee, agent, customer or vendor.

                  (c) I will not disclose, use or reproduce at any time, either during or after my performing consulting services for IndyMac, any Confidential Information except for the exclusive benefit of IndyMac as required by my duties for IndyMac, or as IndyMac expressly may consent to in writing. I will cooperate with IndyMac and use my best efforts to prevent the unauthorized disclosure, use or reproduction of all Confidential Information.

                  (d) Upon the completion or termination of my consulting services for IndyMac for any reason, I will immediately deliver to IndyMac all tangible, written, graphical machine readable and other materials (including all copies) in my possession or under my control containing, relating to or disclosing any Confidential Information.

                  2.       OWNERSHIP OF INVENTIONS

                  (a) As used in this Agreement, "Inventions" includes, but is not limited to, all Inventions, ideas and copyrightable material created or conceived by me in whole or in part, during or after my performing consulting services for IndyMac and which are made through the use of any Confidential Information or of any of IndyMac's equipment, facilities, supplies, time or other resources.

                  (b) I agree to communicate to IndyMac as promptly and fully as practicable all Inventions conceived or reduced to practice by me (alone or jointly with others) at any time during and after my performing consulting services for IndyMac. I hereby assign to IndyMac all my right, title and interest in such Inventions, and all my right, title and interest in any patents, copyrights, trademarks (whether or not registered) or other proprietary rights based thereon, and that any and all such rights shall belong exclusively to IndyMac. I further agree that any copyrightable material that I am asked to prepare or work on for

         IndyMac shall be considered a "work made for hire" under the Copyright Law of the United States and shall belong exclusively to IndyMac. I will assist IndyMac (without charge but at no expense to me) at any time and in every proper way to obtain for its and/or their own benefit, patents, copyrights, trademarks and other proprietary rights for all such Inventions anywhere in the world and to enforce its and/or their rights in legal proceedings involving third parties, and to which I am not a party.

                  (c) Notwithstanding the foregoing, I also assign to IndyMac all rights which I may have or acquire in any Invention, full title to which is required to be in the United States by a contract between IndyMac and the United States or any of its agencies.

                  (d) I hereby irrevocably designate and appoint IndyMac and each of its duly authorized officers and agents as my agent and attorney-in-fact to act for and in my behalf to execute and to file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights, trademarks and other proprietary rights with the same force and effect as if executed and delivered by me.

                  3.       CONFLICTS WITH OTHER ACTIVITIES.

                  (a) I agree that during my performing consulting services for IndyMac, and for one (1) year following the completion or termination of my consulting services for IndyMac, regardless of the manner of or reason for such termination, I will not, without IndyMac's express written consent, contact or solicit employees of IndyMac for the purpose of hiring them.

                  (b) My performing consulting services for IndyMac and my compliance with this Agreement do not and will not breach any agreement to keep in confidence information acquired by me prior to or outside of my performing consulting services for IndyMac. I have not brought and will not bring with me to IndyMac for use in performing consulting services for IndyMac any materials, documents or information of any current or former employer or any third party that are not generally available to the public unless I have obtained express written authorization from the owner for their possession and use by or for IndyMac. I have not entered into, and will not enter into, any agreement, either oral or written, in conflict with this Agreement.

                  4.       MISCELLANEOUS

                  (a) My obligations under this Agreement may not be modified or terminated, in whole or in part, except in a writing signed by an executive officer of IndyMac. Any waiver by IndyMac of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

                  (b) Each provision of this Agreement will be treated as a separate and independent clause, and the unenforceability of any provision will in no way impair the enforceability of any other provision. If any provision is held to be unenforceable, such provision will be construed by the appropriate judicial body by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

                  (c) My obligations under this Agreement will survive the completion or termination of my consulting services for IndyMac, regardless of the manner of such termination. This Agreement will inure to the benefit of and be binding upon the successors and assigns of IndyMac.

                  (d) Any breach of this Agreement likely will cause irreparable harm to IndyMac for which money damages could not reasonably or adequately compensate IndyMac. Accordingly, I agree that IndyMac will be entitled to injunctive relief to enforce this Agreement, in addition to damages and other available remedies.

                  (e) This Agreement will be governed by and interpreted in accordance with the laws of the State of California governing a contract made and wholly performed within California.

                  (f) In the event litigation is brought to enforce this Agreement, the prevailing or successful party shall be entitled to recover from the losing party its reasonable attorneys' fees and costs of litigation in addition to any other judgment or award it may receive.

                  (g) This Agreement contains the complete agreement between IndyMac and me concerning the subject matter hereof and supersedes all other agreements and understandings. This Agreement may be executed in counterparts.

         This Agreement will be deemed effective as of the start of my performing consulting services for IndyMac.

                                                   _____________________________
                                                   Consultant's Signature

                                                   Thomas J. Kearns

                                                   _____________________________
                                                   Date